DR. KRISHNA JAYARAMAN
                            124 GOLDEN SHADOW CIRCLE
                             THE WOODLANDS, TX 77381
                                TEL: 281-292-1866
                                FAX: 281-362-1741

SEPTEMBER 17, 1999

TO THE DIRECTORS OF ELECTROPHARMACOLOGY, INC.

IN FULL SETTLEMENT OF ALL CLAIMS AND DISPUTES BETWEEN THE COMPANY AND THE JAYARAMANS WE AGREE TO ACCEPT THE FOLLOWING CONSIDERATION IN LIEU OF ANY OTHER CONSIDERATION DUE UNDER ANY AND ALL AGREEMENTS WITH ELECTROPHARMACOLOGY, INC., GEMINI BIOTECH, LTD. OR ANY OTHER AFFILIATED COMPANY:

     1. CASH PAYMENTS OF $5,000 ON SIGNING AND ON THE FIRST DAY OF THE MONTH FOR THE NEXT 7 MONTHS.

     2. 950,000 SHARES OF ELECTROPHARMACOLOGY, INC. STOCK WITH REGISTRATION RIGHTS* AS DEFINED IN THE UNIT EXCHANGE AGREEMENT.

     3. STOCK PAYMENTS ON MAY 16, 2000 AND AGAIN ON MAY 16, 2001: EPI WILL ISSUE TO THE JAYARAMANS $121,000 WORTH OF SHARES OF EPI COMMON STOCK ($242,000 TOTAL VALUE), BASED ON THE HIGHER OF: (I) $0.5022 PER SHARE (THE AVERAGE BLENDED PER SHARE PRICE PAID BY ELAN PLC FOR ITS COMMON STOCK INVESTMENT OR (II) THE AVERAGE BID MARKET PRICE AT THE CLOSE OF BUSINESS ON THE 20 CONSECUTIVE TRADING DAYS IMMEDIATELY PRECEDING, MINUS ANY AMOUNTS EARNED BY KRISHNA JAYARAMAN FROM OTHER REMPLOYMENT OR THIRD PARTY CONSULTING SERVICES DURING THE PERIOD FROM THE DATE OF THIS AGREEMENT UNTIL MAY 16, 2000 AND FROM MAY 17, 2000 TO MAY 16, 2001.

ON ACCEPTANCE OF THIS OFFER BY THE BOARD OF EPI, JAYARAMAN HEREBY RESIGNS FROM ALL OFFICER AND DIRECTOR POSITIONS WITH EPI, GEMINI AND ANY AFFILIATED ENTITY.

ON ACCEPTANCE OF THIS AGREEMENT BY THE BOARD OF EPI, EPI WILL CAUSE ITS COUNSEL TO DISMISS WITH PREJUDICE TO ITS REFILING THE PENDING LAW SUIT FILED AGAINST THE JAYARAMANS, AND REQUEST THE COURT TO SEAL THE RECORD THEREIN.

ALL PARTIES WILL EXECUTE MUTUAL RELEASES INCORPORATING THE LANGUAGE IN THE OFFER ATTACHED TO WENDY MITCHLER'S AUGUST 30, 1999 LETTER TO JOHN BENNETT.

ALL PARTIES AGREE THAT THE DETAILS OF THE CONTROVERSY THAT IS BEING SETTLED HEREBY WILL BE KEPT IN CONFIDENCE BY THE PARTIES HERETO.

SIGNATURE:

/s/ Krishna Jayaraman                               /s/ Shashikala Jayaraman
---------------------                               ------------------------

APPROVED AND ACCEPTED:
BY ELECTROPHARMACOLOGY, INC.

BY /s/ Arup Sen    ITS  Chairman & CEO
   ---------------     ------------------
                                                         *Attached as Exhibit A.

Shares Not Registered; Legend on Stock Certificates; Piggyback Registration
Rights: All shares of Epi common stock to be issued pursuant to the terms of this Agreement will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and all stock certificates representing such shares shall contain a legend reflecting that the stock is not so registered and is subject to sale or transfer only under an exemption from registration. Epi agrees that whenever it proposes to file a registration statement (other than a registration statement on Form S-4 or S-8 or any successor forms) for the registration of common shares of Epi to be sold by Epi or any other person for cash, it will, at least 15 days prior to such filing, give written notice to Jayaraman of its intention to do so and, upon the written request of Jayaraman, given within 10 days after Epi provides such notice (which request shall state the number and intended method of disposition of such shares), Epi shall use its best efforts to cause all such shares requested by Jayaraman to be registered under the Securities Act to the extent necessary to permit their sale or other disposition; provided, however, that Epi shall have the right to postpone or withdraw any registration effected pursuant to this paragraph without any obligation to Jayaraman whatsoever. In the event of an underwritten public offering of Epi common shares, if the underwriters of such offering advise Epi in writing that in their opinion the amount of the registerable shares to be included in such offering would adversely affect the success of such offering, then Epi shall include only the amount of registerable shares that in the opinion of such underwriters, can be sold without any such adverse affect, and such shares shall be allocated pro rata among all holders of registerable shares.

                                    EXHIBIT A

                               September 17, 1999


Dr. Krishna and Shashikala Jayaraman
124 Golden Shadow Circle
The Woodlands, Texas  77381

Dear Dr. and Mrs. Jayaraman:

         As part of the letter agreement dated September 17, 1999 forwarded by you, you hereby agree that in connection with any negotiated settlement between Electropharmacology, Inc. (the "Company") and Benefit Life with respect to the loan obligation of approximately $1.2 million owed by Gemini Biotech Ltd. to Benefit Life, you will execute any document reasonably required by Benefit Life to effect such settlement, provided such document does not increase the amount of your previously existing personal liability.

         Please indicate your approval and acceptance of the foregoing by signing below and returning a facsimile of this letter to the Company at 904-462-0985.

                                            Very truly yours,

                                            Arup Sen, Ph.D.
                                            Chairman & CEO

APPROVED AND ACCEPTED:





BY:/s/ Shashikala Jayaraman
   ------------------------
       Shashikala Jayaraman


BY:/s/ Krishna Jayaraman
   ---------------------
       Krishna Jayaraman